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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Community Bank System, Inc.

     We consent to incorporation by reference in the Amendment No. 1 to the registration statement on Form S-3 of Community Bank System, Inc. of our audit report dated January 29, 2001, with respect to the consolidated balance sheets of First Liberty Bank Corp. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three year period ended December 31, 2000, which report appears in the Form 8-K/A of Community Bank System, Inc. dated August 31, 2001, as amended October 24, 2001, and to the reference to our firm under the heading "Experts" in the registration statement.


                                   /s/ KPMG LLP

Philadelphia, Pennsylvania
October 24, 2001